ARCO [logo]   Media Relations                              N  E  W  S
              515 South Flower Street
              Los Angeles, California  90071-2201
              Telephone  213 486-3385
              Facsimile  213 486-0169


      FOR IMMEDIATE RELEASE                             July 25, 1994


ARCO REPORTS EARNINGS FOR

1994 SECOND QUARTER, FIRST HALF



     LOS ANGELES -- ARCO (NYSE: ARC) today reported 1994

second quarter earnings of $24 million, or $0.14 per

share.  The 1994 second quarter results included net charges of $154 million primarily related to the recently announced

restructure and personnel reduction.

     In the 1993 second quarter, ARCO had net income of

$271 million, or $1.67 per share, which included a net benefit of approximately $48 million after tax.

     Mike R. Bowlin, ARCO President and Chief Executive

Officer, said:  "While worldwide crude oil prices have

rebounded significantly in recent weeks, the depressed levels of early 1994 continued to have a negative impact in the

second quarter.

     "The charges we are taking in the second quarter follow

a complete review of our operations to develop new approaches to doing business.  As a result, operating efficiencies will be realized and annual costs are expected to be reduced by

approximately $400 million after tax.

     "We have already begun to realize operating cost benefits

from the 1993 restructure of our Lower 48 operations, and

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substantially all of the annual cost savings from the

companywide downsizings should be realized by 1996."

     After-tax earnings for ARCO's worldwide oil and gas

exploration and production operations in the 1994 second

quarter were $81 million, down from $233 million in the 1993 second quarter.  Included in the segment results for the 1994 second quarter was a net charge of $38 million related

primarily to personnel reductions in Alaska, partially offset by a tax benefit association with international operations.

The 1993 second quarter included after-tax gains of $73

million from Lower 48 property sales.

      ARCO's average price for domestic crude oil in the 1994

second quarter was $10.30 per barrel, down from $13.43 per

barrel in the 1993 second quarter.  Average domestic natural gas prices were $1.73 per thousand cubic feet, down from $2.07 per thousand cubic feet in the same period of 1993.

      Worldwide exploration expenses totaled $91 million in

the 1994 second quarter, down from $148 million in the 1993

second quarter.  The decrease primarily reflected lower

dryhole costs internationally and in Alaska.

      ARCO's worldwide production of crude oil and natural gas

liquids averaged 655,500 barrels per day in the 1994 second

quarter, compared with 667,100 barrels per day in the 1993

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second quarter.  Production increases internationally and

in Alaska were offset by a decline in Lower 48 production

which resulted from both the impact of producing property

sales in 1993 and natural field declines.

      Domestic natural gas production was 969 million cubic

feet per day, up from 952 million cubic feet per day in the

1993 second quarter.  New production from the Mustang Island field in the Gulf of Mexico and improved field performance

offset the impact of producing property sales and natural

field declines.  The Mustang Island field is operated by

Vastar Resources, Inc. (NYSE: VRI), in which ARCO holds an

82.3 percent interest.

      ARCO's foreign natural gas production was 527 million

cubic feet per day in the 1994 second quarter, a 100 percent increase over the 263 million cubic feet per day produced in the 1993 second quarter.  The increase reflected new

production from gas fields in Indonesia and the United Kingdom

North Sea.

      ARCO's coal operations earned $12 million after tax,

compared with $26 million after tax for the 1993 second

quarter.  The decrease was caused by the expiration of higher priced contracts in the U.S., lower export prices from

Australia and an unfavorable foreign exchange rate.  A



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favorable legal settlement related to a customer sales

contract was partially offset by a charge of $3 million for

U.S. staff reductions.

      Refining and marketing after-tax earnings were

$16 million, including a $28 million charge related to the

restructuring, compared with $79 million for the 1993 second quarter.  The segment's results were impacted by lower West

Coast margins for all major products including gasoline,

jet fuel and diesel.

      Earnings for ARCO's transportation operations totaled

$25 million after tax, compared with $50 million after tax for the same quarter in 1993.  The transportation results included

$26 million for restructuring charges.

      The intermediate chemicals and specialty products

segment, which reflects ARCO's 83.3 percent interest in ARCO

Chemical Company, had after-tax earnings of $68 million,

compared with $55 million in the 1993 second quarter.  The

improved earnings resulted primarily from higher propylene

oxide and styrene monomer volumes and margins, which reflected a stronger U.S. economy and increased export sales.

     ARCO earned $16 million from its 49.9 percent equity

interest in Lyondell Petrochemical Company in the 1994 second


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quarter.  This compared to a loss of $5 million in the 1993 second quarter.  Lyondell's petrochemical business results

improved substantially in the 1994 second quarter as a result of higher margins for all of its major products.  Its 1993

second quarter results were negatively impacted by

approximately $4 million in charges net to ARCO, primarily for cancellation of a capital project.

    The $154 million in net charges in the 1994 second

quarter also included $32 million for corporate headquarters personnel reductions, $14 million to reimburse money market

losses in certain employee benefit plans and $13 million for future environmental remediation costs.  The 1993 second

quarter earnings included a $25 million after-tax charge for future environmental remediation costs.

     ARCO's sales and other operating revenues totaled

$4.2 billion in the 1994 second quarter, down from $4.7

billion in the 1993 second quarter.



1994 Six Month Earnings:

     For the first six months of 1994, ARCO's net income

totaled $173 million, or $1.06 per share, compared with $531 million, or $3.27 per share, in the first half of 1993.

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     For the first six months of 1994, ARCO's sales and other

operating revenues totaled $8.0 billion, compared with $9.2

billion in the same 1993 period.

                            # # #

For information, contact: Albert Greenstein (213) 486-3384

                   ATLANTIC RICHFIELD COMPANY
                CONSOLIDATED STATEMENT OF INCOME
                           (UNAUDITED)


(Millions of dollars except
 per share amounts)

                                       Three Months Ended    Six Months Ended
                                             June 30              June 30
                                       ------------------    ----------------
                                         1994      1993       1994      1993
                                         ----      ----       ----      ----
REVENUES
Sales and other operating revenues
   (including excise taxes)            $4,174    $4,670     $7,974    $9,177
Income from equity investments             24         -         41        15
Interest                                   56        37        101        79
Other revenues                             83       193        146       297
                                        -----     -----      -----     -----
                                        4,337     4,900      8,262     9,568
                                        -----     -----      -----     -----

EXPENSES
Trade purchases                         1,558     1,808      2,825     3,552
Costs and other operating expenses        823       822      1,578     1,569
Exploration expenses (including
   undeveloped lease amortization)         91       148        195       284
Selling, general and administrative
   expenses                               429       461        824       885
Taxes other than excise and
   income taxes                           184       301        368       607
Excise taxes                              382       336        742       626
Depreciation, depletion and
   amortization                           414       387        835       786
Interest(a)                               187       176        371       356
Unusual items                             249         -        249         -
                                        -----     -----      -----     -----
                                        4,317     4,439      7,987     8,665
                                        -----     -----      -----     -----

Income before income taxes and
   minority interest                       20       461        275       903
Provision (benefit) for taxes
   on income                              (17)      182         80       355
Minority interest in earnings
   of subsidiaries                         13         8         22        17
                                        -----     -----      -----     -----
Net income                             $   24    $  271     $  173    $  531
                                        =====     =====      =====     =====
Earned per share(b)                    $ 0.14    $ 1.67     $ 1.06    $ 3.27
                                        =====     =====      =====     =====
Dividends per common share             $1.375    $1.375     $ 2.75    $ 2.75
                                        =====     =====      =====     =====


(a) Excludes capitalized interest of $10 million and $16 million for the three-month periods and $17 million and $37 million for the six-month periods ended June 30, 1994 and 1993, respectively.

(b) The average number of common shares, including equivalents, were 163,143,758 shares and 162,364,752 shares for the three-month periods and 163,038,659 shares and 162,265,985 shares for the six-month periods ended June 30, 1994 and 1993, respectively.

(c) The common shares, including equivalents, outstanding at June 30, 1994 and 1993 were 163,287,070 shares and 162,494,225 shares, respectively.


                           ATLANTIC RICHFIELD COMPANY
                         FINANCIAL AND STATISTICAL DATA
                                   (UNAUDITED)

(Millions of dollars)

                                        Three Months Ended   Six Months Ended
                                              June 30,            June 30,
                                        ------------------   ----------------
                                         1994        1993     1994      1993
                                         ----        ----     ----      ----
After-tax segment earnings
- - --------------------------
Resources:
  Oil and gas                           $  81       $ 233    $ 163     $ 410
  Coal                                     12          26       31        51
Products:
  Refining and marketing                   16          79      111       172
  Transportation                           25          50       70       103
  Intermediate chemicals & specialty
    products (ARCO Chemical Company)       68          55      116       114
Equity in earnings (loss) from
  Lyondell Petrochemical Company           16          (5)      27         2
Unallocated expenses and other            (67)        (44)     (92)      (72)
Interest                                 (127)       (123)    (253)     (249)
                                         ----        ----     ----      ----
Net income                              $  24       $ 271    $ 173     $ 531
                                         ====        ====     ====      ====